SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 17, 2011

Coyote Resources, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52512	20-5874196
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

5490 Longley Lane, Reno, Nevada 89511
 (Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (775) 853-7892

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements of Certain Officers.

On February 17, 2011, Coyote Resources, Inc. (the “Registrant”) entered into an executive employment agreement (the “Agreement”) with Dr. Earl Abbott (the “Executive”).  Under the terms of the Agreement, Dr. Abbott has agreed to serve as our President for a period of two years, which can be terminated at any time upon written notice by either the Executive or the Registrant, subject to certain provisions set forth in the Agreement.

The Agreement provides for an initial base salary of $8,500 per month, which shall be paid in accordance with the Registrant’s normal payroll procedures and policies.  The Agreement also provides for possible annual bonuses and a special one-time signing bonus in the amount of Eighty Thousand Dollars ($80,000), payable on the execution of the Agreement.  The base salary amount shall be subject to annual review and increase (but not decrease) by the Board.  The Agreement requires that Dr. Abbott devote a substantial portion of his time to the Registrant.  Dr. Abbott is also eligible to participate in benefit and incentive programs that the Registrant may offer, subject to certain provisions set forth in the Agreement.

Pursuant to the terms of the Agreement, Dr. Abbott will be subject to a non-competition period for the term of his employment and a non-solicitation period of one year, subject to certain provisions set forth in the Agreement.

This brief description of the  Agreement is only a summary that discloses all material terms of the Agreement and is qualified in its entirety by reference to the full text of the Agreement as attached in Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement, dated as of February 17, 2011 between Earl Abbott and Coyote Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Coyote Resources, Inc.

Date: February 17, 2011	By:	/s/ Earl Abbott
Earl Abbott President